Exhibit 99.1

PRESS RELEASE
Contact:  David Holmes -- Investors
(210) 255-6892

Elliot Sloane – Media
Sloane & Company
212) 446-1860

KINETIC CONCEPTS, INC. ANNOUNCES FOURTH QUARTER AND FULL
YEAR 2006 REVENUE AT JPMORGAN HEALTHCARE CONFERENCE

San Antonio, Texas, January 8, 2007 – Kinetic Concepts, Inc. (NYSE: KCI), today will announce consolidated revenue expectations for its fourth quarter and full-year of 2006 at the JPMorgan 25th Annual Healthcare Conference in San Francisco, California.  Catherine Burzik, President and Chief Executive Officer of KCI, will speak at the conference.

KCI expects fourth quarter 2006 revenue to be between $366 - $371 million, representing an increase of 14% - 15% from the same quarter one year ago.  The Company also expects full-year 2006 revenue for KCI to be approximately $1.37 billion, representing an increase of 13% over 2005 full-year revenue of $1.21 billion.

“We continue to expand our penetration of the advanced wound care market as physicians and caregivers recognize KCI’s V.A.C. Therapy system as the therapy of choice for treating complex, serious and hard-to-heal wounds,” said Ms. Burzik.

As previously announced, the Company will release its fourth quarter and full-year 2006 financial results on January 30, 2007.  Management will then hold a conference call to discuss the results, and its financial outlook for 2007, at 8:30 a.m. EST on the same day.

A live audio webcast of the JPMorgan Healthcare Conference presentation is available to all interested parties at KCI’s Investor Relations website at http://www.kci1.com/investor or may be accessed at the following link: https://events.jpmorgan.com.

About KCI

Kinetic Concepts, Inc. is a global medical technology company with leadership positions in advanced wound care and therapeutic surfaces.  We design, manufacture, market and service a wide range of proprietary products that can improve clinical outcomes and can help reduce the overall cost of patient care.  Our advanced wound care systems incorporate our proprietary V.A.C.® technology, which has been demonstrated clinically to help promote wound healing through unique mechanisms of action and can help reduce the cost of treating patients with serious wounds.  Our therapeutic surfaces, including specialty hospital beds, mattress replacement systems and overlays, are designed to address pulmonary complications associated with immobility, to prevent skin breakdown and assist caregivers in the safe and dignified handling of obese patients.  We have an infrastructure designed to meet the specific needs of medical professionals and patients across all health care settings, including acute care hospitals, extended care organizations and patients' homes, both in the United States and abroad.

Forward-Looking Statements

The Company’s revenue estimates are forward-looking statements.  The estimates are preliminary and subject to change as the Company completes its review of the quarter and the year, and the Company’s independent registered public accounting firm audits the operating results.  We undertake no duty to update this information.  More information about potential factors that could cause our results to differ or adversely affect our business and financial results is included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended September 30, 2006, June 30, 2006 and March 31, 2006, including, among other sections, under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”  These reports are on file with the SEC and available at the SEC’s website at www.sec.gov.  Additional information will also be set forth in those sections in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which will be filed with the SEC on or before March 1, 2007.